                                                                       Exhibit 8

                         CUSTODIAL SERVICES AGREEMENT

WHEREAS, Citibank, N.A. (the "Bank"), Citicorp and the MML Series Investment Fund (the "Trust") have previously entered into an Investment Company Custodial Services Agreement dated as of November 10, 1994 in respect to the MML Equity Fund, a series of the Trust (the "Agreement"), a copy of which is annexed hereto; and

WHEREAS, the Trust desires to have the Bank act as custodian for the MML Small Cap Value Equity Fund (the "Fund"), a series of the Trust, substantially upon the terms and conditions specified in the Agreement; and

WHEREAS, the Bank has agreed to provide such custodial services and to act as Foreign Custodial Manager pursuant to a Foreign Custody Manager Addendum with regard to the non-U.S. investments of the Fund held under this agreement:

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the Bank and the Trust on behalf of the Fund agree as follows:

1. The Agreement is incorporated herein by reference and all references therein to the Fund shall be deemed to refer to the MML Small Cap Value Equity Fund. The Agreement as incorporate herein shall be the valid, binding and enforceable obligation of the Bank, the Trust and the Fund as of the date specified below.

2. The Agreement is amended as follows:

a. The fourth Whereas paragraph on page 1 is deleted.
b. Sections 4(B), 4(C), 4(D), 7, and 8 are deleted.
c. Section 6 is amended to add to the last sentence the following: "and only in accordance with the requirements of Rule 17f-4".
d. Section 15(A) is amended to change the referenced U.S. Tax Identification Number to 04-3420558.
             ----------
e. Section 19 is amended to provide that the address for notices to the Fund shall be marked "Attention: Raymond B. Woodson", to delete the reference to Citicorp, and to provide that the copy to be mailed or delivered to Mass Mutual Life Insurance Company should be sent to "Attention: Edward M. Kline".
f. Section 22(B) is amended to read as follows: "This Agreement together with the Foreign Custody Manager Addendum contains the entire agreement among the parties relating to custody of Property and supersedes all prior agreements on this subject".

IN WITNESS WHEREOF, the parties hereto have caused this Custodial Services Agreement dated as of May 28, 1998 to be executed by their respective offices thereunto duly authorized.

CITIBANK, N.A.                                  MML SERIES INVESTMENT FUND
                                                ON BEHALF OF MML SMALL CAP
                                                VALUE EQUITY FUND

BY:                                             BY:
   ----------------------                          ----------------------
NAME:                                           NAME:
     --------------------                            --------------------
TITLE:                                          TITLE: VP & CFO
      -------------------                             -------------------

                            U.S. INVESTMENT COMPANY
                         CUSTODIAL SERVICES AGREEMENT

     CUSTODIAL SERVICES AGREEMENT dated as of November 10, 1994 among CITIBANK, N.A., a national banking association having an office at 111 Wall Street, New York, New York 10005 and acting through such office in New York (the "Bank"), CITICORP, a corporation organized under the laws of the State of Delaware, having an office at Citicorp Center, 153 East 53rd Street, New York, New York 10043 and MML Series Investment Fund, a Business Trust organized under the laws of Massachusetts, having an office at 1295 State Street, Springfield, Massachusetts, 01111 (the "Trust").

                                  WITNESSETH:

     THAT WHEREAS, the Trust represents that it is a management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act");

     WHEREAS, the Trust further represents that it is duly incorporated, organized or associated and in good standing under the laws of its state of incorporation, organization or association and the consummation of transactions contemplated hereby or directed by it hereunder will not violate any applicable laws, regulations or orders;

     WHEREAS, the Trust represents that it is authorized to (a) open and maintain a custody account (the "Custody Account") with the Bank to hold certain property ("Property"), including but not limited to stocks, bonds or other securities ("Securities"), cash and other property owned or held by the Fund,
(b) to enter into this Agreement and (c) direct all actions and transactions contemplated hereunder;

     WHEREAS, the MML Equity Fund is a series of the Trust (the "Fund"); and

     WHEREAS, on June 12, 1992, the Securities and Exchange Commission issued an order (the "Exemptive Order") which, among other things, exempts certain indirect subsidiaries of Citicorp (the "Exempt Subsidiaries") from the shareholders' equity requirements of Rule 17f-5 promulgated under the Investment Company Act;

     NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereby agree as follows:

1.   APPOINTMENT AND ACCEPTANCE

     The Fund hereby appoints the Bank as custodian of the Property and as its agent hereunder, and the Bank agrees to act as such upon the terms and conditions hereinafter provided.

2.   DELIVERY; SAFEKEEPING

     The Fund has heretofore delivered, or will deliver or cause to be delivered, Property to the Bank, which Property the Bank agrees to keep safely as custodian for the Fund. The Bank shall not surrender possession of Property except upon properly authorized Instructions (as hereinafter defined) of the Fund or as may be required by due process of applicable law.

3.   IDENTIFICATION AND SEGREGATION OF ASSETS

     With respect to Property in the Custody Account:

     (A) Except as otherwise provided in this Agreement, the Bank will separately identify on its books as belonging to the Fund and, to the extent practicable, segregate all Property held pursuant to this Agreement by the Bank or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof.

     (B) The Bank shall supply to the Fund from time to time as mutually agreed upon a written statement with respect to all of the Property in the Custody Account. In the event that the Fund does not inform the Bank in writing of any exceptions or objections within sixty (60) days after receipt of such statement, the Fund shall be deemed to have approved such statement.

4.   STANDARD OF CARE

     (A) The Bank shall exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing, and disposition of the Property in accordance with this Agreement. The Bank will exercise the due care expected of a professional custodian for hire with respect to the Property in its possession or control.

     (B) The Bank shall be responsible for the acts or omissions of any Exempt Subsidiary acting as a foreign subcustodian pursuant to the Exemptive Order or any subsequent exemptive order issued by the Securities and Exchange Commission to the same extent as if the act or omission of such Exempt Subsidiary were that of the Bank.

     (C) Except as otherwise provided above, the Bank shall use reasonable care in selecting, and shall be responsible only for the proper selection of, any foreign subcustodian or foreign depository.

     (D) The Bank's delegation of duties to an Exempt Subsidiary shall not relieve the Bank of any responsibility to the Fund for any loss due to such delegation, except such losses or damages which may result from (i) political risk, including, but not limited to losses resulting from exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities and (ii) other risk of loss for which neither the Bank nor any foreign subcustodian would be liable under Rule 17f-5 promulgated under the Investment Company Act.

     (E) In the event the Fund enters into triparty repurchase agreements pursuant to which collateral therefor is to be held by a custodian other than the Bank and the Fund instructs the Bank to deliver Property to such custodian, the Bank shall be under no duty to determine whether such custodian satisfies the requirements of Section 17(f) of the Investment Company Act or the Rules promulgated thereunder. Citibank shall have no further duties or obligations under this Agreement with respect to such Property.

     (F) The Bank is not under any duty to supervise the investments of the Fund, or to advise or make any recommendation to the Fund with respect to the purchase or sale of any of the Securities or the investment of any cash. The Fund shall have the sole and exclusive responsibility for investment of Property held hereunder.

5.   PERFORMANCE BY THE BANK

     (A)  General

     The Bank's performance of its duties hereunder and the day-to-day operations of the Custody Account shall be in accordance with written service standards furnished to, and accepted by the Fund in writing, by the Bank from time to time, provided that at all times the Bank shall use at least the due care expected of a professional custodian for hire in the performance of its duties. Such service standards, as amended from time to time, are incorporated herein by reference.

     (B)  Receipt, Delivery and Disposal of Securities

     The Bank shall, or shall instruct any other entity authorized to hold Property in accordance with Section 6 or 7 hereof to, receive or deliver Securities and credit or debit the Fund's account, in accordance with properly authorized Instructions from the Fund. The Bank or such entity shall also receive in custody all stock dividends, fights and similar securities issued in connection with Securities held hereunder, shall surrender for payment, in a timely manner, all items maturing or called for redemption and shall take such other action as the Fund may direct in properly authorized Instructions.

     (C)  Registration

     Securities held hereunder may be registered in the name of the Bank, any entity authorized to hold Property in accordance with Section 6 or 7 hereof, or a nominee of the Bank or any such authorized entity, and the Fund shall be informed upon request of all such registrations. Securities in registered form will be transferred upon request of the Fund into such names or registrations as it may specify in properly authorized Instructions.

     (D)  Cash Accounts

          (i) All cash received or held by the Bank or by any entity authorized to hold Property in accordance with Section 7 hereof as interest, dividends, proceeds from transfer, and other payments for or with respect to the Securities shall be (x) held in a cash account in accordance with properly authorized Instructions received by the Bank or such entity, or (y) if specified in the Fund's Instructions, converted to or from U.S. dollars and remitted to the Fund. The Fund shall bear any foreign exchange risk in connection with any such conversion. In effecting any currency conversions hereunder, the Bank or such entity may use any methods or agencies as it may see fit including the Bank's or such entity's facilities at customary rates.

          (ii) The Fund agrees, with respect to all payments for purchases of Securities to be deposited in the Custody Account, that funds for settlement will be on deposit by the settlement date at the location of settlement, in good available funds and in the currency of settlement. The Fund acknowledges that nothing in this Agreement shall obligate the Bank to extend credit, grant financial accommodation or otherwise advance moneys to the Fund for the purpose of making any payments for purchases or part thereof or otherwise carrying out any Instructions.

          (iii) The Fund authorizes the Bank from time to time to cause the branch of the Bank located in London, England ("Citibank London") to establish a multicurrency cash account reflecting cash received by any Eligible Foreign Custodian (as hereinafter defined) on the Fund's behalf. Citibank London will maintain such cash account in accordance with the requirements of Section 7 hereof applicable to an entity authorized to hold Property hereunder.

     (E)  Reports

          (i) If the Bank has in place a system for providing telecommunication access or other means of electronic access by customers to the Bank's reporting system for Property in the Custody Account, then, at the Fund's election, the Bank shall provide the Fund with such instructions and passwords as may be necessary in order for the Fund to have such electronic access through the terminal device under the control of the Fund. Such electronic access shall be restricted to information relating to the Custody Account. If electronic access to such reporting system is requested by the Fund, the Fund agrees to assume full responsibility for the consequences of such use, including any misuse or unauthorized use of the terminal device, instructions or passwords referred to above, and agrees to defend and indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses of every nature suffered or incurred by the Bank by reason of or in connection with the negligent or wrongful acts of the Fund, its agents or employees, as to the terminal device, unless such liabilities, losses, damages, costs, counsel fees and other expenses can be shown to be the result of negligent or wrongful acts of the Bank, the Bank's employees or the Bank's agents. Further, in the event the Fund elects to have electronic access, the Bank shall provide the Fund on each business day a report of the preceding business day's transactions relating to the Custody Account and of the closing or net balances of each business day. If the Fund does not choose to have electronic access, the Bank shall provide the Fund with such reports of transactions in the Custody Account by such means as may be mutually agreed upon.

          (ii) The Bank agrees to use reasonable efforts to furnish the Fund with such information regarding Property held hereunder as the Fund may reasonably request in connection with its complying with requests of any regulatory authorities having jurisdiction over the Fund.

          (iii) The Bank shall also, subject to restrictions under applicable law, obtain from any entity that it directly or indirectly controls or is controlled by, and shall seek to obtain from any other entity with which the Bank maintains the physical possession of any of the Property in the Custody Account records of such entity relating to the Property in the Custody Account as may be required by the Fund or its agents in connection with an internal examination by the Fund of its own affairs. Upon a reasonable request from the Fund, the Bank shall furnish to the Fund such reports (or portions thereof) of the external auditors of each entity that it directly or indirectly controls or is controlled by, and shall use its best efforts to furnish to the Fund reports (or portions thereof) of the external auditors of each such other entity relating directly to such entity's system of internal accounting controls applicable to its duties under its agreement with the Bank.

     (F)  Access

     During the Bank's regular banking, any officer or employee of the Fund, any independent accountant(s) selected by the Fund and any person designated by any regulatory authority having jurisdiction over the Fund shall be entitled to examine on the Bank's premises, Property held by the Bank on its premises and the Bank's records regarding Property held hereunder deposited with entities authorized to hold Property in accordance with Section 6 or 7 hereof, but only upon the Fund's furnishing the Bank with properly authorized Instructions to that effect, provided, that such examination shall be consistent with the Bank's obligations of confidentiality to other parties. The Bank's costs and expenses in facilitating such examinations shall be borne by the Fund, provided that such costs and expenses shall not be deemed to include the Bank's costs in providing to the Fund: (i) the "single audit report" of the independent certified public accountants engaged by the Bank and (ii) such reports and documents as this Agreement contemplates that the Bank shall furnish routinely to the Fund.

     (G)  Voting and other Action

          (i) The Bank will transmit to the Fund upon receipt, and will instruct any entities authorized to hold Property in accordance with Section 6 of 7 hereof to transmit to the Fund upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of the Securities, and all information relating to exchange or tender offers received from offers with respect to the Securities. Such proxies will be executed by the registered holder if the registered holder is other than the Fund, but the manner in which Securities are to be voted will not be indicated. Neither the Bank nor any other entity holding Property hereunder shall vote any of the Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

          (ii) In the event of tender offers, the Fund will hand deliver or telecopy Instructions to the Bank as to the action to be taken with respect thereto, designating such Instructions as being related to a tender offer. The Fund shall hold the Bank harmless from any adverse consequences of the Fund's use of any other method of transmitting Instructions relating to a tender offer.

          (iii) The Fund agrees that if it gives an Instruction after 2:00 PM eastern time with respect to U.S. domestic custody for the performance of an act on the last permissible date of a period established by a tender offer or on the last permissible date for the performance of such act, the Fund shall hold the Bank harmless from any adverse consequences in connection with acting upon or failing to act upon such Instructions. With respect to non-U.S. domestic custody, the Fund agrees that if it gives an Instruction for the performance of an act on the last permissible date of a period established by a tender offer or on the last permissible date for the performance of such act, the Fund shall hold the Bank harmless from any adverse consequences In connection with acting upon or failing to act upon such Instructions.

          (iv) The Bank is authorized to accept and open on the Fund's behalf all mail or communications relating to the Property received by the Bank or directed in its care.

6.   AUTHORIZED USE OF U.S. DEPOSITORIES

     The Fund authorizes the Bank, for any Securities held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 promulgated under the Investment Company Act, including but not limited to, The Depository Trust Company, the Federal Reserve Book Entry System and Participants Trust Company ("U.S. Depositories"). The Bank will deposit Securities held hereunder with a U.S. Depository only in an account which holds assets of customers of the Bank.

7.   USE OF FOREIGN CUSTODIANS

     (A)  Authorization

          (i) The Bank may cause Securities which are foreign securities within the meaning of Rule 17f-5(c)(1) promulgated under the Investment Company Act ("Foreign Securities") and amounts of cash and cash equivalents reasonably required to effect the Fund's Foreign Securities transactions ("Cash") in the Custody Account to be held in such country or other jurisdiction as the Fund shall direct in properly authorized Instructions.

          (ii) Subject to prior approval by the board of trustees of the Fund, the Bank may hold such Foreign Securities and Cash in subcustody accounts, which shall be deemed part of the Custody Account and which have been established by the Bank with (x) branches of "Qualified U.S. Banks", as defined in Rule 17f-5(c)(3) promulgated under the Investment Company Act ("Branches"), or (y) foreign custodians which satisfy the provisions of Rule 17f-5(c)(2)(i) or (ii) promulgated under the Investment Company Act, or (z) Exempt Subsidiaries or other foreign custodians which are exempt from such provisions under the Exemptive Order or any other order or release issued by the Securities and Exchange Commission (such Branches, foreign custodians and Exempt Subsidiaries, collectively, the "Eligible Foreign Custodians").

          (iii) Subject to prior approval by the board of trustees of the Fund, the Bank or an Eligible Foreign Custodian is authorized to hold Foreign Securities of the Fund in an account with any foreign securities depository or foreign clearing agency which in the Bank's judgment satisfies the provisions of Rule 17f-5(c)(iii) or (iv) promulgated under the Investment Company Act, or which is exempt from such provisions under an order, no-action letter or release issued by the Securities and Exchange Commission ("Eligible Foreign Securities Depository").

          (iv) Any Foreign Securities or Cash held by an Eligible Foreign Custodian or an Eligible Foreign Securities Depository, shall be subject to applicable laws, regulations, restrictions, customs, procedures, and market practices (i) to which such Eligible Foreign Custodian or Eligible Foreign Securities Depository is subject, (ii) as exist in the country in which such Foreign Securities and Cash is held, and (iii) of the country of the currency in which the Property is denominated. In the event that local laws or regulations to which an Eligible Foreign Custodian or Eligible Foreign Securities Depository is subject change in a way that would prevent or limit the performance of duties and obligations by the Eligible Foreign Custodian or Foreign Securities Depository, such duties and obligations shall be superseded and neither the Bank nor any other member of the Citicorp organization shall be liable therefor or for any damages in any way resulting from such prevented or limited performance. The Fund acknowledges that, as is normally the case with respect to the deposits outside the United States, deposits with Citibank London and any other entity authorized to hold Property pursuant to the Agreement are not insured by the Federal Deposit Insurance Corporation.

     (B) Provision of Information Regarding Foreign Custodians and Securities Depositories

          (i) The Bank shall use its best efforts to assist the Fund in obtaining the following:

            (a) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the access afforded the Fund's independent public accountants to books and records kept by a foreign custodian or foreign securities depository used in that country;

            (b) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Fund's ability to recover its assets in the event of the bankruptcy of a foreign custodian or foreign securities depository used in that country;

            (c) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Fund's ability to recover assets that are lost while under the control of a foreign custodian or foreign securities depository used in that country;

            (d) As to each country in which Property is held, information concerning whether under applicable foreign currency exchange regulations the Fund's cash and cash equivalents held in that country are readily convertible to U.S. dollars;

            (e) Information relating to whether each foreign custodian or foreign securities depository used would provide a level of safeguards for maintaining the Fund's Securities not materially different from that provided by the Bank in maintaining the Securities in the United States;

            (f) Information concerning whether each foreign custodian or foreign securities depository used has offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such custodian or depository; and

            (g) As to each foreign securities depository used, information concerning the number of participants in, and operating history of, such depository.

          (ii) During the term of this Agreement, the Bank shall use its best efforts to provide the Fund with prompt notice of any material changes in the facts or circumstances upon which any of the foregoing information or statements were based.

          (iii) Notwithstanding any of the foregoing provisions of this subsection (b) of this Section 7, the Bank's undertaking to assist the Fund in obtaining the information referred to in this subsection (b) of the this Section 7 shall neither increase the Bank's duty of care nor reduce the Fund's responsibility to determine for itself the prudence of entrusting its assets to any particular foreign custodian or foreign securities depository.

     (C)  Segregation and Identification of Assets

     The Bank will deposit Property of the Fund with an Eligible Foreign Custodian only in an account which holds exclusively assets of customers of the Bank. In the event that an Eligible Foreign Custodian is authorized to hold any of the Foreign Securities placed in its care in an Eligible Foreign Securities Depository pursuant to the provisions of subsection (A) of this Section 7, the Bank will direct such Eligible Foreign Custodian to identify such Foreign Securities on its books as being held for the account of the Bank as custodian for its customers.

     (D) Instructions to Eligible Foreign Custodians; Instructions to Eligible Foreign Securities Depositories

     Any Property in the Custody Account held by an Eligible Foreign Custodian will be subject only to the instructions of the Bank or its agents; and any Foreign Securities held in an Eligible Foreign Securities Depository for the account of an Eligible Foreign Custodian will be subject only to the instructions of such Eligible Foreign Custodian, as subcustodian for the Bank.

     (E)  Contracts between the Bank and Exempt Subsidiaries

     The Bank's contract with each Exempt Subsidiary provides:

            (i) an acknowledgement by such Exempt Subsidiary that it is acting as a foreign custodian for U.S. Investment Companies or their custodians pursuant to the terms of the Exemptive Order;

            (ii) that the Fund is entitled to enforce the terms of the subcustodian agreement between the Bank and the Exempt Subsidiary and is entitled to seek relief directly against the Exempt Subsidiary; and

            (iii) an acknowledgement by such Exempt Subsidiary that at all times it shall act with at least the due care expected of a professional custodian in performing its duties.

8.   CITICORP GUARANTEE

     Citicorp agrees that it shall be liable, in accordance with the terms of a guarantee issued in compliance with the conditions of the Exemptive Order, for losses incurred by the Fund resulting from bankruptcy or insolvency of Exempt Subsidiaries operating pursuant to the terms of the Exemptive Order. Citicorp's obligations hereunder shall terminate automatically with respect to an Exempt Subsidiary at such time as such obligations are no longer required by the Exemptive Order. Obligations arising prior to the date of such termination shall survive the termination.

9.   USE OF AGENTS

     The Bank may, subject to applicable laws, rules and regulations, appoint agents, whether in its own name or that of the Fund, to perform any of the duties of the Bank hereunder, and the Bank may delegate to any such agent so appointed any of its functions under this Agreement.

10.  INSTRUCTIONS

     (A) The Bank is authorized to rely and act upon instructions ("Instructions") in writing which are signed by persons ("Authorized Persons") named in a list provided to the Bank from time to time, which list must be certified by the Fund's Secretary or Assistant Secretary and include authenticated specimen signatures of all Authorized Persons.

     (B) The Fund agrees that the Bank is authorized to rely and act upon such Instructions in accordance with this Section 10 and the Funds Transfer Procedures attached hereto and incorporated herein by reference (including each Schedule A) to this Agreement and to debit or credit the applicable account(s) of the Fund accordingly and that such Funds Transfer Procedures and method(s) of transmission are commercially reasonable.

     (C) The Bank shall be entitled to rely upon the continued authority of any Authorized Person to give Instructions until the Bank receives notice from the Fund to the contrary; and the Bank shall be entitled to rely upon any Instructions it believes in good faith to have been given by an Authorized Person.

     (D) The Bank is further authorized to rely upon any Instructions received by any other means and identified as having been given or authorized by any Authorized Person, regardless of whether such Instructions shall in fact have been authorized or given by any of such Authorized Persons, provided that the Bank and the Fund shall have agreed upon the means of transmission and the method of identification for such Instructions. Instructions received by any other means shall include but not be limited to verbal Instructions only in connection with delivery against payment or receipt against payment transactions and transfer from one account with the Bank to another with the Bank and provided that such verbal Instructions are promptly confirmed in writing by the Fund. Notwithstanding the foregoing, in the event any such verbal Instructions are not subsequently confirmed in writing, as provided above, the Fund agrees to hold the Bank harmless and without liability for any claims or losses in connection with such verbal Instructions.

     (E) The Fund agrees to be bound by any Instruction, whether or not authorized, given to the Bank in its name and accepted by the Bank in accordance with the provisions hereof (including but not limited to the Funds Transfer Procedures and Schedule A thereto) and further agrees to indemnify and hold the Bank harmless from and against any loss, liability, claim or expense (including legal fees and expenses) associated with the Bank's acting upon such Instructions as provided herein, except such as may arise from the Bank's own negligence, bad faith or willful misconduct.

     (F) The Fund may appoint one or more investment managers ("Investment Managers") with respect to the Custody Account. The Bank is authorized to act upon Instructions received from any Investment Manager to the same extent that the Bank would act upon the Instructions of an Authorized Person, provided that the Bank has received written evidence of the Investment Manager's appointment and written confirmation from the Investment Manager evidencing acceptance of such appointment. The Investment Manager shall provide to the Bank from time to time a list of persons authorized to give Instructions on behalf of the Investment Manager. The list must be certified by the Investment Manager's Secretary or Assistant Secretary and include authenticated specimen signatures of such persons.

     (G) If the Fund should choose to have telecommunication or other means of electronic access to the Bank's reporting system for Property in the Custody Account, pursuant to paragraph (E) of Section 5, the Bank is also authorized to rely and act upon any Instructions received by it through a terminal device, provided that such Instructions are accompanied by code words which the Bank has furnished to the Fund, or an Authorized Person, by any method mutually agreed to by the Bank and the Fund, provided that the Bank has not been notified by the Fund, or any such Authorized Person to cease to recognize such code words, regardless of whether such Instructions shall in fact have been given or authorized by the Fund or any such Authorized Person.

11.  SEGREGATED ACCOUNT

     The Bank, upon receipt of Instructions, shall establish and maintain a Segregated Account or Accounts as described by the Securities and Exchange Commission ("SEC") in Investment Company Act Release No. 10666, or any subsequent release or releases of the SEC relating to the maintenance of Segregated Accounts by registered investment companies (the "Release"). Upon receipt of Instructions, the Bank shall transfer into such Account or Accounts cash and/or Portfolio Securities:

     (A) In accordance with the provisions of any agreement among the Fund, the Bank and a broker-dealer registered under the Exchange Act and a member of the NASD or any Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange or the Commodity Futures Trading Commission or any registered Contract Market, or of any similar organizations regarding escrow or other arrangements in connection with transactions by the Fund;

     (B) For the purpose of segregating cash or securities in connection with options purchased or written by the Fund or commodity futures purchased or written by the Fund;

     (C) For the deposit of any Portfolio Securities which the Fund has agreed to sell on a forward commitment basis or other purpose on which the Release applies;

     (D) For other proper corporate purposes, but only, in the case of this clause (D), upon receipt of, in addition to Instructions, a certified copy of a resolution of the Board, or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, setting forth the purpose or purposes of such Segregated Account and declaring such purposes to be proper corporate purposes; and

     (E) Assets may be withdrawn from the Segregated Account pursuant to Instructions only:

          (i)   In accordance with the provisions of any agreements referred in
(a) or (b) above;

          (ii) For sale or delivery to meet the Fund's obligations under outstanding firm commitment or when-issued agreements for the purchase of Portfolio Securities and under reverse repurchase agreements;

          (iii) For exchange for other liquid assets of equal or greater value deposited in the Segregated Account;

          (iv) To the extent that the Fund's outstanding forward commitment or when-issued agreements for the purchase of portfolio securities or reverse repurchase agreements are sold to other parties or the Fund's obligations thereunder are met from assets of the Fund other than those in the Segregated Account; or

          (v) For delivery upon settlement of a forward commitment agreement for the sale of Portfolio Securities.

     Notwithstanding anything herein to the contrary, the Bank shall have no duty to, and shall not be obligated to determine or ascertain whether any such Segregated Account, or any withdrawals or additions to such account is in compliance with the rules, regulations and releases of the SEC, or that any such Segregated Account or withdrawals or additions to such Segregated Account is consistent with any other agreements or contracts the Fund may enter into from time to time. Unless otherwise agreed to in writing, the Bank's sole responsibility with respect to any Segregated Account or Accounts contemplated in this Section shall be to act upon the Fund's Instructions.

12.  THE FUND

     (A) The Fund agrees that no printed material or other matter in any language (including without limitation, prospectuses, statements of additional information, notices to shareholders, annual reports and promotional material) which mention the Bank's or Citicorp's name or the rights, powers or duties of the custodian of the Fund shall be issued by the Fund or on the Fund's behalf unless the Bank shall first have given its specific written consent thereto; provided, however, that no prior consent shall be required if the only reference to the Bank's or Citicorp's name is in identifying the Bank as the Fund's custodian.

     (B) The Fund shall give prior notice to the Bank of any change in its place of incorporation or organization, mailing address, or sponsors, or any significant change in management, investment objectives, fees or redemption rights.

     (C) The Fund confirms that it is, and agrees that in the future it will be, audited at least annually by an independent accounting firm and that it mails, and in the future will mail, an audited financial report of the Fund to its shareholders at least annually.

13.  FEES AND EXPENSES

     Fees and expenses for the services rendered under this Agreement shall be mutually agreed upon by the parties in writing. The Bank shall be entitled to debit the Custody Account for such fees and expenses.

14.  LIENS

     The Bank shall have a lien on the Property in the Custody Account to secure payment of fees and expenses for the services rendered under this Agreement. Except as otherwise provided in paragraph 22(D), if the Bank advances cash or securities to the Fund for any purpose or in the event that the Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, except such as may arise from its or Its nominee's negligent action, negligent failure to act or willful misconduct, any Property at any time held for the Custody Account shall be security therefor and the Fund hereby grants a security interest therein to the Bank. The Fund shall promptly reimburse the Bank for any such advance of cash or securities or any such taxes, charges, expenses, assessments, claims or liabilities upon request for payment. Except as otherwise provided in paragraph 22(D), should the Fund fail to so reimburse the Bank, the Bank shall be entitled to dispose of such Property to the extent necessary to obtain reimbursement. The Bank shall be entitled to debit any account of the Fund with the Bank including, without limitation, the Custody Account in connection with any such advance and any interest on such advance as the Bank deems reasonable.

15.  TAX STATUS/WITHHOLDING TAXES

     (A)  The Fund's U.S. Tax Identification Number is MML Equity Fund 04-
2476032.

     (B) The Fund may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents, as the Bank and/or the Eligible Foreign Custodian may deem necessary or proper to fulfill the Bank's and/or Eligible Foreign Custodian's obligations under applicable law. The Fund shall provide the Bank and/or Eligible Foreign Custodian in a timely manner, with copies of originals if necessary and appropriate, or any such proofs of residence, taxpayer status, beneficial ownership and any other information or documents which the Bank and/or a Eligible Foreign Custodian may reasonably request.

     (C) If any tax or other governmental charge or assessment shall become payable with respect to any payment due to the Fund ("Taxes"), such Taxes shall be withheld from such payment in accordance with applicable law. The Bank and/or the Eligible Foreign Custodian may withhold any interest, any dividends or other distributions or securities receivable in respect of Securities, proceeds from the sale or distribution of Securities ("Payments"), or may sell for the account of the Fund any part thereof or all of the Securities, and may apply such Payment in satisfaction of such Taxes, the Fund remaining liable for any deficiency. If any Taxes shall become payable with respect to any payment made to the Fund by the Bank or a Eligible Foreign Custodian in a prior year, the Bank and the Eligible Foreign Custodian may withhold Payments in satisfaction of such prior year's Taxes. The Fund shall indemnify and hold harmless the Bank and the Eligible Foreign Custodian, its officers, employees, agents and affiliated companies against any Taxes, penalties, additions to tax, and interest, and costs and expenses related thereto, arising out of claims against the Bank and the Eligible Foreign Custodian by any governmental authority for failure to withhold Taxes or arising out of any reclaim or refund of taxes or other tax benefit obtained by the Bank or the Eligible Foreign Custodian for the Fund.

     (D) This Section 15 shall survive the termination of this Agreement and continue in force until the time for assessment of all Taxes expires.

16.  AMENDMENT

     This Agreement may not be amended except by a written agreement among the parties hereto.

17.  TERMINATION

     Either the Bank or the Fund may terminate this Agreement upon sixty (60) days' written notice to the other parties.

18.  CONFIDENTIALITY

     Subject to the foregoing provisions of this Agreement and subject to any applicable law, the Fund and the Bank shall each use best efforts to maintain the confidentiality of matters concerning Property in the Custody Account.

19.  NOTICES

     All notices and other communications hereunder, except for Instructions and reports relating to the Property which are transmitted through the Bank's electronic reporting system for Property in the Custody Account, shall be in writing, telex or telecopy or, if verbal, shall be promptly confirmed in writing, and shall be hand-delivered, telexed, telecopied or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be by prepaid registered or certified mail) to each party at its address set forth above, if to the Fund, marked "Attention Hamline C. Wilson", and if to the Bank, marked "Citibank as Custodian for "MML Series Investment Fund", and if to Citicorp, marked "Attention of Office of Corporate Finance, Gregory C. Ehlke, Vice President", and, if to any of the preceding, a copy shall be promptly mailed or delivered to Mass Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111, Attention, Allan B. Bixby, Vice President and Treasurer, or at such other address as either party may give notice of to the other.

20.  ASSIGNMENT

     No party may assign, transfer or charge all or any of its rights and benefits hereunder without the written consent of the other parties. Any purported assignments made in contravention of this Section shall be null and void and of no effect whatsoever.

21.  GOVERNING LAW

     This Agreement shall be governed by and construed according to the laws of the State of New York and the parties agree that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out to or in connection with this Agreement, and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

22.  MISCELLANEOUS

     (A) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

     (B) This Agreement contains the entire agreement among the parties relating to custody of Property and supersedes all prior agreements on this subject.

     (C) The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     (D) A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


CITICORP, N.A.                                   CITICORP


BY: /s/Wilma J. Williams                         BY: /s/Gregory C. Ehlke

NAME: Wilma J. Williams                          NAME: Gregory C. Ehlke

TITLE: North American Investors Services         TITLE: Vice President
       111 Wall Street/24th Floor
       (212)657-9320


MML SERIES INVESTMENT FUND ON BEHALF OF MML EQUITY FUND

BY: /s/Stephen L. Kuhn

NAME: Stephen L. Kuhn

TITLE: Vice President -Secretary

                       FOREIGN CUSTODY MANAGER ADDENDUM

                                      TO


U.S. INVESTMENT COMPANY CUSTODIAL SERVICES AGREEMENT, dated as of May 28, 1998, by and between, MML Series Investment Fund (the "Trust"), on behalf of MML Small Cap Value Equity Fund (the "Client") and CITIBANK, N.A. (the "Custodian").

The Client desires to have the Custodian assume and discharge the responsibility of the Client's board of trustees (hereinafter the "Board") to select, contract with and monitor certain custodians on non-U.S. assets of the Client by the Custodian pursuant to the Custodial Services Agreement (the "Agreement"). The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Addendum.

(A)  FOREIGN CUSTODY MANAGER;
     (i) The Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client's "Foreign Custody Manager" (as defined in Rule 17f-5(a)(2) under the Investment Company Act of 1940, as amended from time to time), in respect to the Client's foreign investments held from time to time by the Custodian with any Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)) and that is not a Compulsory Depository as defined below. Foreign investments are any Property (as defined in the Agreement) for which the primary market is outside the U.S.A.

     (ii)  As Foreign Custody Manager, the Custodian shall:

           (1) select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client's foreign investments with such foreign custodians;

           (2) in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

           (3) enter into written agreement with each Eligible Foreign Custodian selected by the Custodian hereunder;

           (4) determine that the written contract with each Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a Securities Depository (as defined Rule 17f-5) such contract (which may be between the Custodian and the Securities Depository or between an Eligible Foreign Custodian selected by the Custodian and the Securities Depository), the rules or established practices or procedures of the Securities Depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards specified in Rule 17f-5(c)(1), and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

           (5) provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

           (6) monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in the Agreement) with respect to the disposition of the foreign investments; and

           (7) exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of the Client's Property (as defined in the Agreement).

     (iii) Nothing in this paragraph shall relieve the Custodian of any responsibility otherwise provided in the Agreement or this Addendum for loss or damage suffered by the Client from an act of negligence or willful misconduct on the part of the Custodian.

     (iv) Nothing in this Addendum shall require the Custodian to make any selection on behalf to the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

     (v) Citibank represents that it is qualified under Rule 17f-5 as a Foreign Custody Manager and will notify the Fund if it ceases to be qualified to Act as a Foreign Custody Manager.

(B)  COMPULSORY DEPOSITORIES:

     (i) Notwithstanding the provisions of Section A above, the Custodian shall not serve as Foreign Custody Manager in respect of any Compulsory Depository, as defined below. The Custodian, through its branches or any Subcustodians, shall be entitled to deposit and maintain the foreign investments in Compulsory Depositories as the Custodian deems prudent and appropriate, unless otherwise instructed by the Client or its delegate;

     (ii) Prior to depositing the foreign investments in any Compulsory Depository, the Custodian shall notify the Client that a Compulsory Depository will be used and provide the Client, in respect of the Compulsory Depository, with current information of the type the Custodian provided to clients in the Custodian's informational binders entitled "SEC Rule 17f-5 Package". The Custodian, shall make its representatives available to consult, in good faith, with such of the Client's delegates as the Client shall designate regarding the advisability of depositing the Client's foreign investments with any Compulsory Depository;

     (iii) The Custodian shall provide the Client with reports regarding Compulsory Depositories as provided in Section (A)(ii)(5), above and shall provide the Client with such other information with regard to any Compulsory Depository as the Client shall reasonably request, and

     (iv) A "Compulsory Depository" shall mean a Securities Depository that is non-U.S. Securities Depository the use of which is mandatory (x) by law or regulation, (y) because securities cannot be withdrawn from the Securities Depository or (z) because maintaining securities outside the Securities Depository is not consistent with the prevailing local custodial practices. The Custodian shall supply to the Client from time to time a schedule of the Compulsory Depositories in which the Custodian holds the Client's foreign investments.

(C)  Termination:

     (i) The Client may terminate this delegation upon written notice to the Custodian.

     (ii) The Custodian may terminate its acceptance of this delegation upon ninety (90) days written notice to the Client.

(D)  Limitation of Trust Liability:

     A copy of the Agreement and Declaration of Trust of the Trust is on the file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Trust, provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed as of the 27th day of May, 1998, by their respective officers thereunto duly authorized.



CITIBANK, N.A., NEW YORK OFFICE             MML SERIES INVESTMENT FUND
                                            ON BEHALF OF MML SMALL CAP
                                            VALUE EQUITY FUND

By:                                         By: /s/ [INITIALS J.D. APPEAR HERE]
   -------------------------------             -------------------------------
Name:                                       Name:
     -----------------------------               -----------------------------
Title:                                      Title: Vice President & Chief
      ----------------------------                 Financial Officer
                                                  -----------------------------